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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and the related prospectus of Horizon/CMS Healthcare Corporation for the registration of Senior Subordinated Notes in the amount of $200,000,000 and to the inclusion of our report dated August 3, 1995, except for Note 6 and Note 19 for which the date is September 26, 1995; Note 14 for which the date is September 12, 1995; and Note 20 for which the date is September 27, 1995, with respect to the consolidated financial statements of Continental Medical Systems, Inc. for the years ended June 30, 1995 and June 30, 1994.

                                          /s/ ERNST & YOUNG LLP
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                                          ERNST & YOUNG LLP

Harrisburg, Pennsylvania
January 10, 1996